UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

AMC ENTERTAINMENT HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF RULES AND PROCEDURES

AMC ENTERTAINMENT HOLDINGS, INC.

2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 8, 2023

This notice is being provided to stockholders of AMC Entertainment Holdings, Inc. (“AMC”) regarding certain rules and procedures for those planning to attend in person the 2023 Annual Meeting of Stockholders to be held on November 8, 2023, at 1:00 p.m. Central Time at the AMC Theatre Support Center, located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 (the “Annual Meeting”).

As stated in the definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2023 and as supplemented thereafter (the “Proxy Statement”), a listen-only webcast of the Annual Meeting will be available. The webcast will be accessible through the Investor Relations section of the AMC website at www.investor.amctheatres.com. Stockholders and interested parties should go to the website at least 15 minutes before the Annual Meeting time to register and/or download any necessary audio software.

Also as stated in the Proxy Statement, only registered stockholders and persons holding proxies from registered stockholders may attend the Annual Meeting.

If your shares are registered directly in your name with AMC’s transfer agent Computershare, you should bring your proxy card which also serves as your admission ticket.

If your shares are held at a broker, trust, bank or other nominee, you will need to obtain a legal proxy from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. A copy of the legal proxy may be submitted prior to the meeting by e-mail to our proxy solicitor at AMCattend@dfking.com. A voting instruction card from your broker, a brokerage statement, or an account screenshot will not constitute sufficient documentation.

Everyone attending in person will be required to show a proper form of photo identification, such as a driver’s license or passport, that matches the name on the share registry or legal proxy documentation.

Access to the meeting facilities will not be granted until thirty minutes prior to the Annual Meeting.

All attendees will be required to submit to a security screening, including walk-through and/or handheld metal detectors.

No (1) cell phones, tablets, computers, cameras, sound recording devices or any other similar equipment, (2) firearms, knives, or any other weapons or any other items that may be used as a weapon, or (3) bags will be allowed into the Annual Meeting. Attendees may not record the meeting, other stockholders, or AMC personnel while on AMC property.

After consultation with local law enforcement and in light of recent events in Maine and elsewhere, for the safety of those attending the Annual Meeting, persons who are known to have made threats toward the company, its executives or their families or other stockholders will not be admitted to the Annual Meeting.

All those in attendance are expected to maintain proper decorum. Anyone disrupting the orderly conduct of the business on the Annual Meeting agenda or acting in a threatening manner toward AMC employees or fellow stockholders, will be asked to leave the premises and, if necessary, escorted out by security personnel.

Any stockholder wishing to address the meeting must raise their hand and wait to be recognized. Upon being recognized, please state your name clearly, your status as an individual stockholder, a proxy holder or a representative of an organization holding shares, and present your question or comment. Stockholder statements and comments during the Annual Meeting must be related to the proposals set forth in the Proxy Statement and will be subject to a two-minute time limit.

AMC does not intend to address or permit any statements or comments that are, among other things:

-	irrelevant to the business of AMC or to the business of the Annual Meeting;
-	related to material non-public information of AMC;
-	related to personal grievances or employment with AMC;
-	related to pending or threatened litigation;
-	derogatory references to individuals or that are otherwise in bad taste;
-	repetitious statements already made by another stockholder;
-	in furtherance of the stockholder’s personal or business interests; or
-	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairperson of the meeting.

The Chairperson of the meeting will have sole authority to preside over the meeting and make any and all determinations with respect to the conduct of the meeting, including, without limitation, the administration and interpretation of the rules and procedures specified herein. The Chairperson will also have sole authority to create such additional rules and procedures and to waive full or partial compliance with any rule or procedure as the Chairperson may determine.